[ Letterhead of Debevoise & Plimpton LLP]
Exhibit 5.1
July 16, 2007
RSC Equipment Rental, Inc.
RSC Holdings III, LLC
6929 E. Greenway Parkway
Scottsdale, AZ 85254
Registration Statement on Form S-4
of RSC Equipment Rental, Inc. and
RSC Holdings III, LLC

Ladies and Gentlemen:
     We have acted as counsel to RSC Equipment Rental, Inc., an Arizona Corporation (“RSC”), and RSC Holdings III, LLC, a Delaware limited liability company (“RSC III”, and together with RSC, the “Issuers”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering by the Issuers of $620,000,000 9 1/2% Senior Notes due 2014 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 9 1/2% Senior Notes due 2014 (the “Existing Notes”). The New Notes are to be issued pursuant to an indenture, dated as of November 27, 2006 (the “Indenture”), by and among the Issuers and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuers and such other instruments and

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certificates of public officials, officers and representatives of the Issuers and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuers and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have, with your permission, (a) assumed without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents and (b) relied upon (i) the opinion letter, dated as of the date hereof, addressed to you, of Richards, Layton & Finger, P.A., as to matters of Delaware law and (ii) the opinion letter, dated the date hereof, addressed to you, of the general counsel of RSC Equipment Rental, Inc as to matters of Arizona law.
     Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:
     Upon due execution and issuance of the New Notes by the Issuers and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, the New Notes will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.
     Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indenture or the New Notes that purports to (a) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (b) constitute a waiver of inconvenient forum or improper venue, (c) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (d) grant a right to collect any amount that a court determines to constitute unearned interest, post-judgment interest or a penalty or forfeiture, (e) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of

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exchange, where a final judgment concerning such obligation is rendered in another currency or (f) provide for liquidated damages or otherwise specify or limit damages, liabilities or remedies.
     We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Debevoise & Plimpton LLP